Exhibit 10.6

EXECUTION COPY

FACILITY AGREEMENT

between

ACE LIMITED

and

ING BANK N.V., LONDON BRANCH

Dated as of November 18, 2010

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND INTERPRETATION

1.01	Certain Defined Terms	1

1.02	Computation of Time Periods; Other Definitional Provisions	8

1.03	Accounting Terms and Determinations	9

1.04	Exchange Rates	9

ARTICLE II. AMOUNTS AND TERMS OF LETTERS OF CREDIT

2.01	Letters of Credit	9

2.02	Issuance and Extensions and Drawings of LOCs	10

2.03	Reimbursement Obligations	11

2.04	Termination or Reduction of the Commitment	13

2.05	Commitment Fee; Upfront Fee	13

2.06	Letter of Credit Commission; Issuing Fees	14

2.07	Increased Costs, Etc	14

2.08	Payments and Computations; Preservation of Rights; Settlement Conditional	15

2.09	Taxes	16

2.10	LOC Applications and Administration	18

2.11	Collateralization of LOCs	18

2.12	Bank Representation and Covenant	19

ARTICLE III. CONDITIONS

3.01	Conditions Precedent to Closing Date	19

3.02	Conditions Precedent to each Issuance, Extension or Increase of an LOC	20

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

4.01	Existence, Etc	21

4.02	Authority and Authorization	21

4.03	Approvals	22

4.04	Enforceability	22

4.05	Admissibility in Evidence	22

4.06	Litigation	22

4.07	Financials	22

4.08	Accuracy of Information	23

4.09	Margin Stock	23

4.10	Compliance with Certain Acts	23

4.11	Reimbursement Agreement Representations and Warranties	23

4.12	Governing Law and Enforcement	23

4.13	No Filing or Stamp Taxes	23

4.14	Liens	23

ARTICLE V. COVENANTS

5.01	Pari Passu Ranking	24

5.02	Use of LOCs	24

5.03	Proportionate Use of LOC Facilities	24

5.04	Maintenance, Arrangement and Application of Funds at Lloyd’s	24

5.05	Restrictions on Supported Members	25

5.06	Control of Supported Members	26

5.07	Syndicate Reporting	26

5.08	Other Covenants	26

5.09	“Know your customer” checks	26

5.10	Post-Closing Conditions	26

ARTICLE VI. EVENTS OF DEFAULT

6.01	Events of Default and their Effect	27

6.02	Collateralization upon Default	29

ARTICLE VII. MISCELLANEOUS

7.01	Amendments, Etc	29

7.02	Notices, Etc	29

7.03	No Waiver; Remedies	29

7.04	Costs and Expenses; Indemnification	30

7.05	Right of Set-off	30

7.06	Binding Effect	31

7.07	Sub-participation	31

7.08	Currency of Account and Payments	31

7.09	Economic and Monetary Union	32

7.10	Severability	32

7.11	Third Party Rights	32

7.12	Execution in Counterparts	32

7.13	No Liability of the Bank	32

7.14	Confidentiality	33

7.15	Currency Indemnity	33

7.16	Jurisdiction, Etc	34

7.17	Governing Law	34

7.18	Certain Swiss Withholding Tax Matters	34

SCHEDULES AND EXHIBITS

Schedule I	Pricing Schedule
Schedule II	Eligible Securities and Advance Rates
Exhibit A	Form of Deed of Subsidiary Guarantee
Exhibit B	Form of Comfort Letter

FACILITY AGREEMENT

THIS FACILITY AGREEMENT (this “Agreement”) dated as of November 18, 2010 is between ACE Limited (“ACE”) and ING BANK N.V., London Branch (the “Bank”).

ACE and the Bank have agreed to enter into this Agreement to provide for the issuance of letters of credit by the Bank from time to time for the account of ACE and its Wholly-owned Subsidiaries.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ACE” – see the Preamble.

“Advance” means any reimbursement obligation with respect to an LOC.

“Advance Rate” means, with respect to any cash or Eligible Security, the percentage set forth therefor under the heading “Advance Rate” on Schedule II.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the equity interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests, by contract or otherwise.

“Agreement” – see the Preamble.

“Agreement Currency” – see Section 7.15.

“Applicable Rate” means, for any day, (a) with respect to Advances or other obligations denominated in Euros, EURIBOR, and (b) with respect to Advances or other obligations denominated in any other currency, LIBOR.

“Approved Credit Institution” means a credit institution within the meaning of the First Council Directive on the co-ordination of laws, regulations and administrative provisions relating to the taking up and pursuit of the business of credit institutions (No. 77/780/EEC) that has been approved by the Council of Lloyd’s for the purpose of providing guarantees and issuing or confirming letters of credit comprised (or to be comprised) in a member’s Funds at Lloyd’s.

“Availability Period” means the period from the Closing Date to the Availability Termination Date.

“Availability Termination Date” means the earlier to occur of (a) December 31, 2014; and (b) the date on which the obligation of the Bank to issue LOCs hereunder terminates pursuant to Section 2.04 or 6.01.

“Bank” – see the Preamble.

“Bankruptcy Code” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Business Day” means a day of the year on which (a) banks are not required or authorized by law to close in New York, New York, London, England or Bermuda and (b) if such day relates to any interest rate settings as to an obligation denominated in a currency other than Dollars, any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency.

“Closing Date” means the first date on which the conditions set forth in Article III shall have been satisfied.

“Collateral” means all property and rights in which the Bank has been granted a perfected, first-priority security interest pursuant to the Security Agreement.

“Collateral Documents” means the Security Agreement and each Control Agreement.

“Collateral Value” means, with respect to any cash or Eligible Security, the amount thereof multiplied by the applicable Advance Rate.

“Commitment” means the commitment of the Bank to issue and maintain LOCs hereunder in an aggregate amount not exceeding the Commitment Amount.

“Commitment Amount” means $125,000,000 as such amount may be changed from time to time pursuant to this Agreement.

“Confidential Information” means information that ACE or any Affiliate thereof furnishes to the Bank, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by the Bank of its obligations hereunder or that is or becomes available to the Bank from a source other than ACE or an Affiliate thereof that is not, to the best of the Bank’s knowledge, acting in violation of a confidentiality agreement with ACE or any Affiliate thereof.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Control Agreement” means a control agreement among ACE, the Bank and the Custodian in form and substance reasonably acceptable to ACE and the Bank.

“Credit Exposure” means at any time the sum at such time of (a) the aggregate Stated Amount of all outstanding LOCs and (b) the aggregate Dollar Equivalent amount of all outstanding Advances.

“Custodian” means State Street Bank and Trust Company or such other financial institution as is designated by ACE and reasonably acceptable to the Bank for the purpose of holding securities and/or cash pledged to the Bank pursuant to the Collateral Documents; provided that if at any time the financial institution that is the Custodian does not have (x) a long term local issuer credit rating of at least A- by S&P or (y) a long term rating of at least A3 by Moody’s, then (A) ACE will, within 60 days after written request by the Bank, designate a new financial institution having such a rating as the Custodian and ensure that the Collateral held with the existing financial institution is transferred to accounts with the new financial institution and made subject to new Collateral Documents, and (B) after the expiry of the 60 days, the existing financial institution shall cease to be the Custodian and any cash or assets held with that financial institution shall have a Collateral Value of zero.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Bank at the relevant time on the basis of the Spot Rate for the purchase of Dollars with such other currency.

“Eligible Security” means any security described on Schedule II under the heading “Cash and Eligible Securities”.

“EURIBOR” means, in relation to any Advance or unpaid sum in Euro, (a) the rate per annum determined by the Banking Federation of the European Union as the Euro Interbank Offer Rate for overnight deposits, displayed on Telerate Page 3750 or Telerate Page 3740 or Reuters Page LIBOR01 (as appropriate, provided that if the agreed page is replaced or service ceases to be available, the Bank may specify another page or service displaying the appropriate rate) at or about 11.00 a.m. on the applicable Rate Fixing Day; or (b) if the rate cannot be determined under clause (a) above, the rate determined by the Bank to be the rate at which it is offering overnight deposits in Euro to prime banks in the European interbank market at or about 11.00 a.m. on the Rate Fixing Day.

“Euro” means the lawful currency of various members of the European Union introduced on January 1, 1999.

“Event of Default” – see Section 6.01.

“Existing FAL Facility Agreement” means the Letter of Credit Facility Agreement originally dated 19 November 1999 among ACE, the Subsidiary Guarantors, various financial institutions and Citigroup International plc, as Agent and Security Trustee.

“FAL Providers’ Agreement” means the FAL Providers’ Agreement dated the date hereof among ACE, the Supported Members, the Bank and each other bank or other Person that has issued or will issue a letter of credit to be included in the Funds at Lloyd’s of any Member that is or is intended to be a Supported Member.

“Final Expiration Date” means the earliest to occur of (a) December 31, 2015; (b) the first anniversary of the Availability Termination Date; and (c) the date the Bank exercises its rights under clause (ii) or (iii) of the last paragraph of Section 6.01.

“Financial Strength Rating” means the financial strength rating of a company determined by the method used by S&P and Moody’s, as applicable.

“Funds at Lloyd’s” has the meaning attributed to such term Lloyd’s Membership Byelaw (No. 5 of 2005).

“Guidelines” means, together, guideline S-02.123 in relation to interbank loans of September 22, 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt “Obligationen” vom April 1999), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000), guideline S-02.122.2 in relation to deposits of April 1999 (Merkblatt “Kundenguthaben” vom April 1999) and the circular letter No. 15 of February 7, 2007 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes, in each case as issued, amended or substituted from time to time by the Swiss Federal Tax Administration.

“Indemnified Party” – see Section 7.04(b).

“Lending Office” means the office of the Bank that is to make and receive payments hereunder as specified by the Bank to ACE from time to time on at least three Business Days prior written notice.

“LIBOR” means, in relation to any Advance or unpaid sum in any currency other than Euro, (a) the rate per annum of the offered quotation for overnight deposits in the currency of the relevant Advance or unpaid sum which appears on Telerate Page 3750 or Telerate Page 3740 or Reuters Page LIBOR01 (as appropriate, provided that if the agreed page is replaced or service ceases to be available, the Bank may specify another page or service displaying the appropriate rate) at or about 11.00 a.m. on the applicable Rate Fixing Day; or (b) if the rate cannot be determined under clause (a) above, the rate determined by the Bank to be the rate at which it is offering overnight deposits in the required currency to prime banks in the London interbank market at or about 11.00 a.m. on the Rate Fixing Day.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Lloyd’s” means, as the context so requires, the Society incorporated by Lloyd’s Act 1871 by the name of Lloyd’s and/or the Council of Lloyd’s established by Lloyd’s Act 1982.

“Lloyd’s LOC” means an LOC that has been, or will be, included in the Funds at Lloyd’s of a Member.

“Loan Documents” means this Agreement, the Subsidiary Guarantee, each LOC Application, the Collateral Documents, the FAL Providers’ Agreement and each other document designated in writing as a “Loan Document” by the Bank and ACE from time to time.

“Loan Party” means each of ACE and each Subsidiary Guarantor.

“LOC” – see Section 2.01.

“LOC Application” means an application for a letter of credit substantially in the form provided to ACE by the Bank prior to the Closing Date (or in such other form as may be agreed between ACE and the Bank).

“LOC Disbursement” means a payment by the Bank under an LOC in response to a drawing thereunder.

“LOC Facility” means this Agreement and each other credit facility available to ACE or any of its Subsidiaries that is primarily dedicated to providing Funds at Lloyds.

“LOC Related Documents” – see Section 2.03(b)(i).

“Managing Agent” means the managing agent of the Syndicate.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations or properties of ACE and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition, operations or properties of ACE and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Bank under any Loan Document or (c) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents.

“Material Subsidiary” means (i) any Subsidiary of ACE that has more than $10,000,000 in assets or that had more than $10,000,000 of revenue during the most recent period of four fiscal quarters for which financial statements are available, and (ii) any Subsidiary that is the direct or indirect parent company of any Subsidiary that qualified as a “Material Subsidiary” under clause (i) above.

“Member” means a corporate member of Lloyd’s.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof) or, if Moody’s no longer publishes ratings, another ratings agency selected by ACE and reasonably acceptable to the Bank.

“Non-Qualifying Bank” means a Person that is not a Qualifying Bank.

“Obligation Currency” – see Section 7.15.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” – see Section 2.09(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Primary FAL” means, in respect of a Supported Member, cash and assets that are paid, transferred or provided by or for the benefit of that Supported Member to Lloyd’s to be held as trustee as Funds at Lloyd’s of such Supported Member, excluding any LOC and excluding any letter of credit issued under any other LOC Facility.

“Primary FAL Requirement” means the minimum amount determined from time to time in accordance with Section 5.04(b).

“Qualifying Bank” means a Person acting on its own account that exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and authority of decision making, and that has a banking license in full force and effect issued in accordance with the banking laws of its jurisdiction of organization or, if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch.

“Rate Fixing Day” means any date on which the Applicable Rate is to be determined.

“Reimbursement Agreement” means the Second Amended and Restated Reimbursement Agreement dated as of November 8, 2007 among ACE, various subsidiaries thereof, various financial institutions and Wells Fargo Bank, National Association (successor to Wachovia Bank, National Association), as Administrative Agent, as such Agreement is in effect on the date hereof, without giving effect to (a) any amendment or other modification thereto or waiver thereunder unless the Bank has agreed to such amendment, modification or waiver (in which case such amendment, modification or waiver shall automatically become effective hereunder, mutatis mutandis) or (b) any termination thereof.

“Reimbursement Due Date” means, with respect to any LOC Disbursement, the later of (a) the date that is two Business Days after notice of the drawing giving rise to such LOC

Disbursement is given to ACE by the Bank and (b) the date that is five Business Days after the date such LOC Disbursement is made by the Bank.

“Responsible Officer” means, with respect to a Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, or General Counsel or Secretary of such Loan Party.

“Revaluation Date” means with respect to any LOC, Advance or other obligation denominated in any currency other than Dollars, (a) the last Business Day of each calendar quarter, (b) each date on which (i) an LOC is issued or drawn upon or (ii) the Stated Amount of an LOC is increased and (c) any other date specified by the Bank upon at least three Business Days’ notice to ACE.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (or any successor thereof), or, if S&P no longer publishes ratings, then another ratings agency selected by ACE and reasonably acceptable to the Bank.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/, or as otherwise published by OFAC from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published by OFAC from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, or (B) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Secured LOC” means an LOC that is secured, pursuant to Section 2.11, by Collateral with a Collateral Value equal to or greater than the Stated Amount of such LOC.

“Security Agreement” means a pledge and security agreement between ACE and the Bank in form and substance reasonably acceptable to ACE and the Bank

“Spot Rate” for a currency means the rate that appears on the relevant screen page published by Reuters (provided that if the agreed page is replaced or service ceases to be available, the Bank may specify another page or service displaying the appropriate rate) for cross currency rates with respect to such currency two Business Days prior to the date on which the foreign exchange computation is made; provided that if such page ceases to be available, such other page for the purpose of displaying cross currency rates as the Bank may determine, in its reasonable discretion.

“Stated Amount” means, with respect to any LOC, the maximum Dollar Equivalent amount available to be drawn under such LOC under any circumstance, including any amount that has been the subject of a drawing by the beneficiary but has not yet been paid by the Bank.

“Sterling” means lawful currency of the United Kingdom.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantee” means a guarantee substantially in the form of Exhibit A.

“Subsidiary Guarantor” – see Section 3.01(a)(vi).

“Supported Member” means a Member whose Funds at Lloyd’s include an LOC or would include an LOC if the Bank issued an LOC in accordance with a pending LOC Application.

“Syndicate” means Syndicate Number 2488 at Lloyd’s.

“Swiss Withholding Tax” means Swiss anticipatory tax (Verrechnungssteuer).

“Taxes” – see Section 2.09(a).

“Ten Non-Bank Rule” means the rule that the aggregate number of Banks (including sub-participants) under this Agreement that are not Qualifying Banks must not at any time exceed ten, in each case in accordance with the Guidelines.

“Twenty Non-Bank Rule” means the rule that the aggregate number of creditors (including the Bank), other than Qualifying Banks, of ACE under all outstanding debts relevant for classification as debenture (“Kassenobligation”) (within the meaning of the Guidelines), such as loans, facilities and / or private placements (including under the Loan Documents) must not exceed at any time 20, all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“United States” and “U.S.” mean the United States of America.

“Wholly-owned” when used in connection with any Subsidiary means a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors’ and alternate directors’ qualifying shares) or other equity interests, as the case may be, are owned by ACE and/or one or more of its Wholly-owned Subsidiaries.

1.02 Computation of Time Periods; Other Definitional Provisions. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Except as otherwise expressly provided herein, any reference to (a) an agreement or contract means such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time; (b) a law means such law as amended, supplemented or otherwise modified from time to time (including any successor thereto) and all rules, regulations, guidelines and decisions interpreting or implementing such law; (c) an Article, a Section, an Exhibit or a Schedule means an Article or a Section hereof or an Exhibit or a Schedule hereto, and (d) a time of day means such time in London, England. The term “including” means “including without limitation” and derivatives of such term have a corresponding meaning. Headings of Articles, Sections and clauses herein are for ease of reference only.

1.03 Accounting Terms and Determinations. For purposes of interpreting any provision of the Reimbursement Agreement incorporated herein by reference and for dealing with any change in GAAP (as defined in the Reimbursement Agreement), the provisions of Section 1.03 of the Reimbursement Agreement are incorporated herein by reference, mutatis mutandis.

1.04 Exchange Rates. The Bank shall determine the Stated Amount of each LOC and the Dollar Equivalent of each Advance and any other obligation hereunder denominated in a currency other than Dollars on each Revaluation Date. For purposes of calculating the commitment fee and the letter of credit commission pursuant to Section 2.05 and 2.06(a), the amounts so determined on any Revaluation Date shall remain in effect until the next Revaluation Date.

ARTICLE II.

AMOUNTS AND TERMS OF

LETTERS OF CREDIT

2.01 Letters of Credit. The Bank agrees to (x) issue standby letters of credit (each an “LOC” and collectively the “LOCs”) for the account of ACE or for the account of any Wholly-owned Subsidiary of ACE, provided that ACE shall be a joint applicant and account party with respect to any such LOC, and (y) extend the expiration date for or increase the amount of LOCs, in each case from time to time on any Business Day during the Availability Period; provided that (a) the Bank shall not have any obligation to issue, extend or increase the amount of any LOC if (i) the aggregate Credit Exposure (after giving effect to such issuance, extension or increase) would exceed the Commitment Amount; or (ii) such issuance, extension or increase would conflict with or cause the Bank to exceed any limit imposed by applicable law or any applicable requirement thereof; (b) each LOC shall be denominated in Dollars, Sterling, Euro or another currency requested by ACE and acceptable to the Bank in its sole discretion; (c) each LOC shall be payable only against sight drafts (and not time drafts); (d) no LOC shall have a scheduled expiration date (including all rights of ACE or the beneficiary to require extension thereof) later than the scheduled Final Expiration Date; (e) each Lloyd’s LOC shall be issued for the benefit of Lloyd’s in the form at the time of issue required by Lloyd’s for the purposes of being eligible to be included in the Funds at Lloyd’s of a Member; (f) each Lloyd’s LOC shall be issued for the purposes of being included in the Funds at Lloyd’s of a Member that is a Wholly-owned Subsidiary of ACE and is not a member of any syndicate at Lloyd’s other than the Syndicate; (g) the Bank shall not have any obligation to issue any LOC (other than a Lloyd’s LOC) that the Bank determines, in the exercise of its reasonable judgment consistent with its customary practice, is unsatisfactory in form or substance; and (h) the Bank shall not have any obligation to issue an LOC that is to be issued in favor of a beneficiary that is a Sanctioned Person or is organized under the laws of a Sanctioned Country. An LOC may by its terms be automatically extendible annually; provided that the Bank shall not be required to permit any such automatic extension if the Bank has determined that it would have no obligation at such time to issue such LOC as extended under the terms hereof, in which case the Bank shall notify the beneficiary thereof of its election not to extend such LOC (which the Bank agrees to do on and subject to the terms of Section 2.02(c)).

2.02 Issuance and Extensions and Drawings of LOCs.

(a) Request for Issuance. ACE may from time to time during the Availability Period request, upon at least three Business Days’ notice (given not later than 11:00 A.M.), that the Bank issue an LOC by delivering to the Bank (i) an LOC Application specifying the date on which such LOC is to be issued (which shall be a Business Day), the expiration date thereof, the Stated Amount thereof and the name and address of the beneficiary thereof; and (ii) such other information and documents as the Bank reasonably requires in accordance with its customary practices for the issuance of letters of credit. If the requirements set forth in the proviso to the first sentence of Section 2.01 and in Article III are satisfied, the Bank shall issue the requested LOC on the date specified in such LOC Application. Upon the issuance of an LOC, the Bank shall (A) deliver the original of such LOC to the beneficiary thereof or as ACE shall otherwise direct and (B) furnish a copy thereof to ACE. The Bank may issue LOCs through any branch or Affiliate thereof that (x) customarily issues letters of credit and (y) is an Approved Credit Institution and a Qualifying Bank or is otherwise approved in writing by ACE.

(b) Request for Extension or Increase or Decrease. ACE may from time to time during the Availability Period request, upon at least three Business Days’ notice (given not later than 11:00 A.M.), that the Bank extend the expiration date of an outstanding LOC or increase (or, with the consent of the beneficiary, decrease) the Stated Amount of an outstanding LOC by delivering to the Bank a written request therefor. Any request for an extension or increase or decrease shall for all purposes hereof (including for purposes of Section 2.02(a)) be treated as though ACE had requested the issuance of a replacement LOC (except that the Bank may, if it elects, issue a notice of extension or increase or decrease in lieu of issuing a new LOC in substitution for an outstanding LOC).

(c) Automatic Extensions. If any LOC provides for the automatic extension of the expiry date thereof unless the Bank gives notice that such expiry date shall not be extended, then the Bank shall allow such LOC to be extended; provided that (i) the Bank may give a notice of non-extension with respect to such an LOC if, at the time of the giving of such notice, (x) the conditions precedent to the issuance of a replacement for such LOC are not satisfied; or (y) the LOC would otherwise be automatically extended beyond the Final Expiration Date (and, if the Bank gives such a notice, the Bank will concurrently provide a copy thereof to ACE); and (ii) the Bank shall give a notice of non-extension with respect to such an LOC if the Bank receives, at least 10 Business Days prior to the date on which such notice of non-extension must be delivered under such LOC (or such shorter period as may acceptable to the Bank), notice from ACE directing the Bank not to permit the extension of such LOC.

(d) Illegality. If (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, or (ii) compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law) shall, in either case, make it unlawful for the Bank to issue or maintain letters of credit, then (A) the Bank shall promptly notify ACE of the foregoing; (B) so long as it is unlawful for the Bank to issue letters of credit, the Bank shall not have any obligation to issue any LOC (and ACE shall have no obligation to pay any commitment fee pursuant to Section 2.05 with respect to the period of such unlawfulness); and (C) if it is unlawful for the Bank to maintain any outstanding LOC, ACE shall use reasonable commercial efforts to procure the return of such LOC from the beneficiary thereof (whether by obtaining a replacement letter of credit from another issuing bank or otherwise).

(e) Breach of Lloyd’s Rules. If the Managing Agent, the Syndicate or any Supported Member is in breach of any rule, regulation, requirement or guideline imposed upon it by Lloyd’s, and such breach shall remain unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer of ACE becomes aware of such failure or (B) written notice thereof shall have been given to ACE by the Bank, then ACE will, upon written request of the Bank, use commercially reasonable efforts to procure the return of each Lloyd’s LOC from the beneficiary thereof (whether by obtaining a replacement letter of credit from another issuing bank or otherwise).

2.03 Reimbursement Obligations.

(a) Reimbursement. ACE agrees to reimburse the Bank in the amount of each LOC Disbursement made by the Bank in the currency in which such disbursement was made no later than the Reimbursement Due Date for such LOC Disbursement. Such reimbursement obligation shall be payable without further notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment is not made by ACE on the date of the applicable LOC Disbursement, the Bank shall be deemed to have made an Advance to ACE, which shall be payable on the Reimbursement Due Date therefor and shall bear interest at a rate per annum equal to the Applicable Rate for each day from the date on which such LOC Disbursement was made to the date such Advance is paid in full; provided that interest on such Advance shall accrue at a rate per annum equal to the Applicable Rate plus 2.0% for each day on and after the Reimbursement Due Date such Advance is not paid in full.

(b) Obligation Unconditional. Except as provided in the proviso to the second sentence of Section 7.13, the obligation of ACE to reimburse the Bank for each LOC Disbursement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, the applicable LOC Application and any other applicable agreement or instrument under all circumstances, including the following:

(i) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating to any LOC (all of the foregoing, collectively, the “LOC Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, any obligation of ACE or any other Person in respect of any LOC Related Document or any other amendment or waiver of or any consent to departure from any LOC Related Document;

(iii) the existence of any claim, set-off, defense or other right that ACE or any other Person may have at any time against any beneficiary or any transferee of an LOC (or any Person for which any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with the transactions contemplated by the LOC Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under an LOC proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Bank under an LOC against presentation of a draft or certificate that does not strictly comply with the terms of such LOC;

(vi) any exchange, release or non-perfection of any collateral granted to secure any obligation of ACE or any other Person in connection with any Loan Document; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, ACE.

(c) Right to make Payments under LOCs. ACE acknowledges that the Bank shall be entitled to make any payment in accordance with the terms of an LOC without any reference to or further authority from ACE or any other investigation or enquiry. ACE irrevocably authorizes the Bank to comply with any demand under an LOC which is valid on its face.

(d) Minimum Interest Rates.

(i) The rate of interest provided for in Section 2.03(a) of this Agreement is the minimum interest rate.

(ii) When entering into this Agreement, the parties hereto have assumed that the interest payable at the rates set out in Section 2.03(a) is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties hereto do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax should be imposed on interest payments by ACE, the payment of interest due by ACE shall be increased to an amount that (after making any deduction of the Non-refundable Portion of Swiss Withholding Tax as defined below) results in a payment to the Bank entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount.

(iii) For the purposes of the foregoing, “Non-refundable Portion of Swiss Withholding Tax” means Swiss Withholding Tax at the standard rate (which, as of the date hereof, is 35%) unless according to an applicable double tax treaty, the Non-refundable Portion of Swiss Withholding Tax for the Bank is a specified lower rate, in which case such lower rate shall be applied in relation to the Bank. No payment pursuant to this clause (iii) shall be in duplication of any payment pursuant to Section 2.09.

(e) Refunds of Increased Interest. If the Bank becomes aware that it is entitled to claim a refund from a governmental authority in respect of increased interest paid pursuant to clause (d) above, the Bank shall promptly notify ACE of the availability of such refund claim and shall, within 30 days after receipt of a request by ACE, make a claim to such governmental authority for such refund at ACE’s expense, if obtaining such refund would not, in the good faith judgment of the Bank, be materially disadvantageous to the Bank; provided that nothing in this clause (e) shall be construed to require the Bank to institute any administrative proceeding (other than the filing of a claim for any such refund) or judicial proceeding to obtain any such refund. If the Bank determines, in its sole discretion, that it has received a refund in respect of any increased interest paid pursuant to clause (d) above, the Bank shall, within 60 days from the date of such receipt, pay over such refund to ACE (but only to the extent of the increased interest paid by ACE under clause (d) above giving rise to such refund), net of all out-of-pocket expenses of the Bank in obtaining such refund and without interest (other than interest paid by the relevant governmental authority with respect to the relevant portion of such refund); provided that ACE, upon request of the Bank, agrees to repay the amount paid over to ACE (plus penalties, interest or other charges) to the Bank in the event the Bank is required to repay such refund to such governmental authority. Nothing in this clause (e) shall be construed to require the Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to ACE or any other Person.

2.04 Termination or Reduction of the Commitment. ACE may at any time, upon at least three Business Days’ notice to the Bank, terminate the Commitment in whole or reduce in part the unused portion of the Commitment Amount; provided that each partial reduction (i) shall be in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000. Concurrently with any termination of the Commitment in whole pursuant to this Section 2.04, ACE shall (a) provide and thereafter maintain Collateral or backup letters of credit (pursuant to documentation satisfactory to the Bank and, in the case of backup letters of credit, from a financial institution acceptable to the Bank) with a Collateral Value equal to 101% of the Stated Amount of all LOCs that are outstanding from time to time and (b) pay to the Bank the principal amount of all outstanding Advances, all accrued and unpaid interest thereon, all accrued and unpaid fees payable pursuant to Section 2.05 and all other obligations then payable hereunder and under the other Loan Documents. The Commitment shall expire on the Final Expiration Date. For the avoidance of doubt, although the Commitment shall remain in effect after the Availability Termination Date, the Bank shall have no obligation to issue, extend the term of or increase the amount of any LOC after such date.

2.05 Commitment Fee; Upfront Fee. (a) ACE agrees to pay the Bank a commitment fee in Dollars, for the period from the Closing Date to the Availability Termination Date, at a rate per annum equal to the Commitment Fee Rate (determined in accordance with Schedule I) as in effect from time to time on the daily average of the unused portion of the Commitment Amount. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Availability Termination Date, in each case for the period then ending for which the commitment fee has not previously been paid.

(b) Any change in the Commitment Fee Rate shall take effect on the day on which the event giving rise to such change occurs.

(c) ACE agrees to pay the Bank in cleared funds an upfront fee in the amount and at the time separately agreed in writing between ACE and the Bank.

2.06 Letter of Credit Commission; Issuing Fees. (a) ACE agrees to pay to the Bank with respect to each LOC, for the period from the date of the issuance of such LOC to the date on which such LOC expires, is fully drawn or is otherwise terminated, a letter of credit commission in Dollars at a rate per annum equal to the LOC Commission Rate (determined from time to time in accordance with Schedule I) as in effect from time to time on the Stated Amount of such LOC. The letter of credit commission shall be payable in arrears on the last Business Day of each calendar quarter and on the Final Expiration Date (and, if applicable, thereafter on demand), in each case for the period then ending for which the letter of credit commission has not previously been paid.

(b) Any change in the LOC Commission Rate shall take effect on the day on which the event giving rise to such change occurs.

(c) ACE also agrees to pay the Bank such fees and charges with respect to each LOC as the Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

2.07 Increased Costs, Etc.

(a) If, due to (i) the introduction of or any change in or in the interpretation of, in each case after the date hereof, any law or regulation, (ii) compliance with any guideline or request issued after the date hereof by any central bank or other governmental authority (whether or not having the force of law) or (iii) the introduction of or changeover to the Euro in any participating member state occurring after the date hereof, there shall be any increase in the cost to the Bank of agreeing to issue or of issuing or maintaining LOCs or the making of Advances (excluding, for purposes of this Section 2.07, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.09 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income (or franchise taxes in lieu thereof) by the United States or by the foreign jurisdiction or state under the laws of which the Bank is organized or has its Lending Office or any political subdivision thereof), then ACE agrees to pay to the Bank, from time to time within five Business Days after demand by the Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, additional amounts sufficient to compensate the Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to ACE by the Bank, shall be conclusive and binding for all purposes, absent demonstrable error.

(b) If, due to (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, (ii) compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law) or (iii) the introduction of or changeover to the Euro in any participating member state occurring after the date hereof, there shall be any increase in the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank as a result of or based upon the existence of the Commitment and other commitments of such type, then ACE agrees to pay to the Bank or such corporation, from time to time within five Business Days after demand by the Bank or such corporation, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, additional amounts sufficient to compensate the Bank or such corporation in the light of such circumstances, to the extent that the Bank or such corporation reasonably determines such increase in capital to be allocable to the existence of the Commitment. A certificate as to such amounts submitted to ACE by the Bank or such corporation shall be conclusive and binding for all purposes, absent demonstrable error.

(c) The Bank shall promptly notify ACE of any event of which it has actual knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in the Bank’s good faith judgment, otherwise disadvantageous to the Bank) to mitigate or avoid, any obligation of ACE to pay any amount pursuant to Section 2.07(a), 2.07(b) or 2.09 (and, if the Bank has given notice of any such event and thereafter such event ceases to exist, the Bank shall promptly so notify ACE). Without limiting the foregoing, the Bank will designate a different Lending Office if such designation will avoid (or reduce the cost to ACE of) any event described in the preceding sentence and such designation will not, in the Bank’s good faith judgment, be otherwise disadvantageous to the Bank.

(d) Notwithstanding the provisions of Section 2.07(a), 2.07(b) or 2.09 (and without limiting Section 2.07(c) above), if the Bank fails to notify ACE of any event or circumstance that will entitle the Bank to compensation pursuant to Section 2.07(a), 2.07(b) or 2.09 within 120 days after the Bank obtains actual knowledge of such event or circumstance, then the Bank shall not be entitled to compensation from ACE for any amount arising prior to the date that is 120 days before the date on which the Bank notifies ACE of such event or circumstance.

2.08 Payments and Computations; Preservation of Rights; Settlement Conditional.

(a) Payments. ACE shall make each payment hereunder irrespective of any right of counterclaim or set-off not later than 1:00 P.M. on the day when due, in Dollars, to the Bank at such account as the Bank shall reasonably direct in immediately available funds, with payments being received by the Bank after such time being deemed to have been received on the next succeeding Business Day.

(b) Computations. All computations of interest on amounts denominated in Sterling shall be made by the Bank on the basis of a year of 365 or, if applicable, 366 days. All other computations of interest, and all computations of commitment fees and letter of credit commissions, shall be made by the Bank on the basis of a year of 360 days. All such computations shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such computation is made.

(c) Business Days. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of any payment of default interest or fees.

(d) Preservation of Rights. Neither the obligations of ACE set out in this Section 2.08 nor the rights, powers and remedies conferred on the Bank by this Agreement or by law shall be discharged, impaired or otherwise affected by:

(i) the winding-up, dissolution, administration or reorganization of the Bank or any other Person or any change in its status, function, control or ownership;

(ii) any obligation of the Bank or any other Person hereunder or under any LOC or under any other security taken in respect of ACE’s obligations hereunder or otherwise in connection with any LOC being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(iii) time or other indulgence being granted or agreed to be granted to the Bank or any other Person in respect of its obligations hereunder or under or in connection with any LOC or under any such other security;

(iv) any amendment to, or any variation, waiver or release of, any obligation of the Bank or any other Person under any LOC or this Agreement (unless agreed to by the Bank); or

(v) any other act, event or omission that, but for this Clause 2.08(d), might operate to discharge, impair or otherwise affect any of the obligations of ACE set out in this Section 2.08 or any of the rights, powers or remedies conferred upon the Bank by this Agreement or by law.

The obligations of ACE and the rights of the Bank in this Section 2.08 shall be in addition to and not in limitation of any other obligation of ACE or right of the Bank hereunder, under any other Loan Document or under applicable law.

(e) Settlement Conditional. Any settlement or discharge between ACE and the Bank shall be conditional upon no security or payment to the Bank by or on behalf of ACE being avoided or reduced by virtue of any law relating to bankruptcy, insolvency, liquidation or any similar law of general application, and if any such security or payment is so avoided or reduced, the Bank shall be entitled to recover the value or amount of such security or payment from ACE subsequently as if such settlement or discharge had not occurred.

2.09 Taxes.

(a) All payments by ACE hereunder shall be made, in accordance with Section 2.08, free and clear of and without deduction for, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes that are imposed on the Bank’s overall net income or overall gross income (or franchise taxes in lieu thereof) by the United States or by the foreign jurisdiction or state under the laws of which the Bank is organized or has its Lending Office or any political subdivision of any of the foregoing (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder, “Taxes”). If ACE shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Bank, (i) the sum payable by ACE shall be increased as may be necessary so that after ACE has made all required deductions (including deductions applicable to additional sums payable under this Section 2.09), the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) ACE shall make all such deductions and (iii) ACE shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, ACE shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Loan Document (any of the foregoing, “Other Taxes”).

(c) ACE shall indemnify the Bank for and hold the Bank harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.09, imposed on or paid by the Bank and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. Any such indemnification payment shall be made within 30 days from the date the Bank makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, ACE shall furnish to the Bank the original or a certified copy of a receipt evidencing such payment (or, if such a receipt is not available, other evidence of such payment reasonably satisfactory to the Bank).

(e) The Bank shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as requested in writing by ACE (but only so long as the Bank remains lawfully able to do so), provide ACE with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that the Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement.

(f) If, for any period with respect to which the Bank may lawfully do so, the Bank fails to provide ACE with the appropriate form described in Section 2.09(e) above (other than if such failure is due solely to a change in law occurring after the date hereof), the Bank shall not be entitled to indemnification under Sections 2.09(a) or 2.09(c) with respect to Taxes imposed by the United States by reason of such failure; provided that should the Bank become subject to Taxes because of its failure to deliver a form required hereunder, ACE shall take such steps as the Bank shall reasonably request to assist the Bank to recover such Taxes.

(g) The Bank represents and warrants to ACE that, as of the date of this Agreement and assuming that ACE is in compliance with the Ten Non-Bank Rule and the Twenty Non-Bank Rule, the Bank is entitled to receive payments hereunder from ACE without deduction or withholding for or on account of any Taxes.

(h) Nothing in this Agreement shall (i) interfere with the right of the Bank to arrange its affairs (tax or otherwise) in whatever manner it thinks fit; (ii) oblige the Bank to investigate or claim any credit, relief, remission or repayment available to it to the extent, order and manner of any claim; or (iii) oblige the Bank to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of tax.

2.10 LOC Applications and Administration.

(a) LOC Applications. The representations, warranties and covenants by ACE under, and the rights and remedies of the Bank under, the LOC Application relating to any LOC are in addition to, and not in limitation or derogation of, representations, warranties and covenants by ACE under, and rights and remedies of the Bank under, this Agreement and applicable law. In the event of any inconsistency between the terms of this Agreement and any LOC Application, this Agreement shall prevail.

(b) Administration. The Bank may rely upon any notice or other communication of any nature (written, electronic or oral, including telephone conversations and transmissions through the Bank’s remote access system, whether or not such notice or other communication is made in a manner permitted or required by this Agreement) purportedly made by or on behalf of the proper party or parties, and the Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

2.11 Collateralization of LOCs.

(a) Voluntary Collateralization. ACE may at any time provide Collateral to secure any LOC (in which case the pricing applicable to such LOC shall be adjusted as set forth on Schedule I). If at any time the Collateral Value of all Collateral so provided is less than the aggregate Stated Amount of all Secured LOCs, then ACE shall designate from time to time the LOCs that are deemed to be Secured LOCs or provide additional Collateral in an amount sufficient to cause the Collateral Value to equal or exceed such aggregate Stated Amount.

(b) Collateralization upon Downgrade. If at any time the Financial Strength Rating of both Subsidiary Guarantors falls below A- by S&P and below A3 by Moody’s, then ACE shall promptly, and in any event within five Business Days, provide and so long as such circumstance continues shall maintain Collateral with an aggregate Collateral Value not less than the Stated Amount of all outstanding LOCs (and all LOCs shall be deemed to be Secured LOCs).

(c) Collateralization due to Currency Fluctuations. If as of any Revaluation Date the Stated Amount of all LOCs exceeds the Commitment Amount, then ACE shall promptly, and in any event within five Business Days, provide and so long as such circumstance continues shall maintain Collateral with a Collateral Value equal to or greater than such excess.

(d) Releases of Collateral. If ACE has provided (or caused a Subsidiary Guarantor to provide) Collateral pursuant to the foregoing provisions of this Section 2.11 and no Default exists, then the Bank shall, promptly upon request by ACE, (i) release any Collateral granted pursuant to clause (a), (ii) release any Collateral granted pursuant to clause (b) so long as such request is accompanied by evidence, reasonably satisfactory to the Bank, that one of the Subsidiary Guarantors has a rating of A- or better from S&P or A3 or better from Moody’s and (iii) release any Collateral granted pursuant to clause (c) so long as such request is accompanied by evidence, reasonably satisfactory to the Bank, that after giving effect to such release, the Stated Amount of all LOCs will not exceed the Commitment Amount. In each of the foregoing cases, the Bank agrees to promptly deliver instructions and/or entitlement orders to the Custodian under the Control Agreement directing the Custodian to release such Collateral.

(e) Release of Security Interest. If the Commitment has terminated, no LOCs are outstanding and all liabilities owing to the Bank (other than contingent indemnity liabilities hereunder) have been paid or discharged in full, then the Bank shall, promptly upon request by (and at the expense of) ACE, take all actions reasonably requested by ACE to terminate the Security Agreement and the Control Agreement, any security interest arising thereunder and any Uniform Commercial Code filings made in connection therewith.

(f) Collateralization on Final Expiration Date. If any LOC remains outstanding after the Final Expiration Date, ACE shall promptly, and in any event within five Business Days, provide and so long as such circumstance continues shall maintain Collateral with a Collateral Value equal to Stated Amount of such LOC.

2.12 Bank Representation and Covenant. The Bank (a) represents that, as of the date of this Agreement, the Bank is an Approved Credit Institution and a Qualifying Bank; and (b) agrees that, if at any time it ceases to be an Approved Credit Institution, it will (i) promptly notify ACE and (ii) to the extent practicable, cause an Affiliate thereof that is an Approved Credit Institution and a Qualifying Bank to replace the Bank as the issuer of each LOC that has been issued for Funds at Lloyds.

ARTICLE III.

CONDITIONS

3.01 Conditions Precedent to Closing Date. The occurrence of the Closing Date, and the obligation of the Bank to issue any LOC, is subject to the satisfaction of the following conditions precedent:

(a) The Bank shall have received the following, each dated the Closing Date (unless otherwise specified), in form and substance reasonably satisfactory to the Bank:

(i) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the transactions contemplated by the Loan Documents to which it is or is to be a party.

(ii) A certificate, signed by a Responsible Officer of ACE (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (1) the truth of the representations and warranties contained in this Agreement as of the Closing Date and (2) the absence of any event occurring and continuing, or resulting from the Closing Date, that constitutes a Default.

(iii) Evidence satisfactory to the Bank that the Financial Strength Rating of each Subsidiary Guarantor is at least A+ by S&P and A1 by Moody’s.

(iv) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party that are authorized to sign the Loan Documents to which it is a party and the other documents to be delivered hereunder.

(v) Copies of the articles or certificate of formation (or similar charter document) and the bylaws (or similar governing documents), if any, of each Loan Party as in effect on the Closing Date, certified by a duly authorized representative of such Loan Party as of the Closing Date.

(vi) The Subsidiary Guarantee signed by each of ACE Bermuda Insurance Ltd. and ACE Tempest Reinsurance Ltd. (the “Subsidiary Guarantors”).

(vii) The FAL Providers’ Agreement duly executed on behalf by each bank or other Person which it is proposed will issue a letter of credit to be included in the Funds at Lloyd’s of any Member that is or is intended to be a Supported Member.

(viii) Favorable opinions of (1) Niederer Kraft & Frey AG, Swiss counsel for ACE, in substantially the form agreed to by the Bank; (2) Hogan Lovells International LLP, English counsel for the Bank, in substantially the form agreed to by the Bank; and (3) Conyers Dill & Pearman, Bermuda counsel for the Subsidiary Guarantors, in substantially the form agreed to by the Bank.

(b) No action, suit, investigation, litigation or proceeding affecting ACE or any of its Subsidiaries shall be pending or, to the knowledge of ACE, threatened before any court, governmental agency or arbitrator that (x) would be reasonably expected to have a Material Adverse Effect or (y) would reasonably be expected to materially adversely affect the legality, validity or enforceability of any Loan Document or the transactions contemplated thereby.

(c) ACE shall have paid all fees and expenses payable to the Bank, in each case to the extent then due and payable.

(d) No development or change shall have occurred after December 31, 2009, and no information shall have become known after such date, that has had or would reasonably be expected to have a Material Adverse Effect.

(e) Evidence satisfactory to the Bank that all letters of credit under the Existing FAL Facility Agreement will be released by Lloyd’s for cancellation substantially concurrently with the issue of the Lloyd’s LOCs to be issued hereunder on and after the Closing Date.

3.02 Conditions Precedent to each Issuance, Extension or Increase of an LOC. In addition to the conditions to issuance, extension or increase set forth in Section 2.01, the obligation of the Bank to issue, or extend the expiration date or increase the amount of, an LOC (including any issuance on the Closing Date) shall be subject to the further conditions precedent that on the date of such issuance, extension or increase:

(a) the following statements shall be true (and each request for issuance, extension or increase of an LOC and each automatic extension of an LOC shall constitute a representation and warranty by ACE that both on the date of such notice and on the date of such issuance, extension or increase such statements are true):

(i) the representations and warranties set forth herein are correct in all material respects on and as of such date, before and after giving effect to such issuance,

extension or increase, as though made on and as of such date, other than any such representation or warranty that, by its terms, refers to a specific date other than the date of such issuance, extension or increase, in which case as of such specific date (provided that the representation and warranty contained in the last sentence of Section 4.07 shall be excluded from this clause (i) at all times after (but shall be included on and as of) the Closing Date); and

(ii) no Default has occurred and is continuing or would result from such issuance, extension or increase; and

(b) the Bank shall have received such other approvals, opinions or documents as the Bank shall have reasonably requested.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

ACE represents and warrants as follows:

4.01 Existence, Etc. (a) ACE and each of its Material Subsidiaries (i) is duly organized or formed, validly existing and, to the extent such concept applies, in good standing under the laws of the jurisdiction of its incorporation or formation, except, in the case of any Material Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not reasonably be expected to have a Material Adverse Effect and (iii) has all requisite power and authority (including all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have any license, permit or other approval would not reasonably be expected to have a Material Adverse Effect.

(b) On the Closing Date, ACE is a company incorporated in Switzerland with its registered office at Bärengasse 32, CH-8001 Zurich, Switzerland.

4.02 Authority and Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, are within the organizational powers of such Loan Party, have been duly authorized by all necessary organizational action on the part of such Loan Party, and do not (i) contravene the constitutional documents of such Loan Party, (ii) violate any law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting ACE or any of its Subsidiaries or any of their respective properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of ACE or any of its Subsidiaries. Neither ACE nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would reasonably be expected to have a Material Adverse Effect.

4.03 Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required (i) for the due execution, delivery or performance by any Loan Party of any Loan Document to which it is a party or the consummation of the transactions contemplated thereby, (ii) for the exercise by the Bank of its rights under the Loan Documents or (iii) to permit the Loan Documents to be admissible into evidence in the jurisdictions of incorporation of each of ACE and the Subsidiary Guarantors, except for the authorizations, approvals, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect, subject to bankruptcy, insolvency and similar laws of general application relating to creditors’ rights and to general principles of equity.

4.04 Enforceability. This Agreement has been, and each other LOC Application has been or when delivered hereunder will have been, duly executed and delivered by ACE; the Subsidiary Guarantee has been duly executed and delivered by each Subsidiary Guarantor; this Agreement is, and each Collateral Agreement and each LOC Application is or when delivered hereunder will be, the legal, valid and binding obligation of ACE, enforceable against ACE in accordance with its terms; and the Subsidiary Guarantee is the legal, valid and binding obligation of each Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.

4.05 Admissibility in Evidence. All acts, conditions and things required to be done, fulfilled and performed in order to make the Loan Documents to which each Loan Party is a party admissible in evidence in its jurisdiction of incorporation, have been done, fulfilled and performed (subject to any exception contained in the legal opinions provided as conditions precedent).

4.06 Litigation. There is no action, suit, investigation, litigation, arbitration or proceeding affecting ACE or any of its Subsidiaries pending or, to the knowledge of ACE, threatened before any court, governmental agency or arbitrator that if adversely determined (i) would reasonably be expected to have a Material Adverse Effect or (ii) would reasonably be expected to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

4.07 Financials. The Consolidated balance sheet of ACE and its Subsidiaries as at December 31, 2009, and the related Consolidated statements of income and of cash flows of ACE and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of ACE and its Subsidiaries as at June 30, 2010, and the related Consolidated statements of income and cash flows of ACE and its Subsidiaries for the six months then ended duly certified by the Chief Financial Officer of ACE (such June 30, 2010 balance sheet and statements of income and cash flows, the “Interim Statements”), copies of which have been made available to the Bank, fairly present (subject, in the case of the Interim Statements, to year-end audit adjustments) the Consolidated financial condition of ACE and its Subsidiaries as at such dates, and the Consolidated results of operations of ACE and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis (subject in the case of the Interim Statements, to the absence of footnotes). Since December 31, 2009, there has been no Material Adverse Change.

4.08 Accuracy of Information. No written information, exhibit or report furnished by or on behalf of ACE to the Bank in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading as at the date (and in light of the circumstances under which) they were made.

4.09 Margin Stock. Margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) constitutes less than 25% of the value of those assets of ACE that are subject to any limitation on sale, pledge or other disposition hereunder.

4.10 Compliance with Certain Acts. ACE and each of its Subsidiaries is in compliance in all material respects with the Patriot Act. No part of any payment under any LOC will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

4.11 Reimbursement Agreement Representations and Warranties. Each representation and warranty of ACE set forth in clauses (b), (j), (k), (l), (m), (n) and (p) of Section 4.01 of the Reimbursement Agreement is true and correct in all material respects as if set forth in full herein, mutatis mutandis.

4.12 Governing Law and Enforcement. (a) With respect to each Loan Document that is governed by English law, the choice of English law as the governing law of such Loan Document will be recognized and enforced in ACE’s jurisdiction of incorporation.

(b) Any judgment obtained in England in relation to any Loan Document will be recognized and enforced in ACE’s jurisdiction of incorporation.

4.13 No Filing or Stamp Taxes. Under the laws of the jurisdiction of incorporation of ACE in force on the Closing Date, it is not necessary that the Loan Documents to which ACE is a party be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents to which it is party.

4.14 Liens. On the Closing Date, no Loan Party is subject to any agreement, judgment, injunction, order, decree or other instrument or any law or regulation that would prevent or otherwise interfere with such Loan Party’s obligation to deliver Collateral in the amounts, at the times and as otherwise provided in this Agreement and the Security Agreement.

ARTICLE V.

COVENANTS

So long as any Advance or any other obligation of ACE under any Loan Document shall remain unpaid, any LOC shall be outstanding or the Bank shall have any commitment to issue any LOC, ACE will:

5.01 Pari Passu Ranking. Ensure that at all times the claims of the Bank under the Loan Documents will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for claims that are mandatorily preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

5.02 Use of LOCs. Ensure that (a) each Lloyd’s LOC is used solely for the purpose of Funds at Lloyd’s of a Member that is a Wholly-owned Subsidiary of ACE and is not a member of any syndicate at Lloyd’s other than the Syndicate, (b) no LOC that is included in the Funds at Lloyd’s of any Supported Member is the subject of any arrangement whereby (i) it is also included (through interavailability or otherwise) in the Funds at Lloyd’s of any other Member or (ii) it is or can be applied for any purpose other than meeting losses of that Supported Member; and (c) each other LOC is used for general corporate purposes.

5.03 Proportionate Use of LOC Facilities. Except to the extent that such ratios are affected by currency movements or drawdown after the date of issue of the relevant Lloyd’s LOCs and other letters of credit included in the Funds at Lloyd’s, in which case it shall use commercially reasonable efforts to restore such ratios to the equivalence required by this Section 5.03, ensure that:

(a) the ratio of (x) the Stated Amount of all Lloyd’s LOCs to (y) the Commitment Amount is at all times substantially the same as the ratio of (x) the Dollar Equivalent of the amount available for drawing under letters of credit included in the Funds at Lloyd’s of the Supported Members under each other LOC Facility to (y) the amount of the commitment under such other LOC Facility; and

(b) the ratio of (x) the Stated Amount of Lloyd’s LOCs included in the Funds at Lloyd’s of any Supported Member to the Stated Amount of Lloyd’s LOCs included in the Funds at Lloyd’s of each other Supported Member is at all times substantially the same as the ratio of (x) the Dollar Equivalent of the amount available for drawing under letters of credit included in the Funds at Lloyd’s of such Supported Member under each other LOC Facility to (y) the Dollar Equivalent of the amount available for drawing under letters of credit included in the Funds at Lloyd’s of each other Supported Member under such other LOC Facility.

5.04 Maintenance, Arrangement and Application of Funds at Lloyd’s.

(a) Ensure that there is included in the Funds at Lloyd’s of the Supported Members at all times an amount of Primary FAL such that the Bank, acting reasonably, is satisfied that the aggregate value that will be attributed to such Primary FAL by Lloyd’s for the purposes of determining the Supported Members’ syndicate premium limits in relation to the Syndicate for the following year of account, net of any liabilities taken into account in calculating the net

Funds at Lloyd’s of those Supported Members, will be not less than the Primary FAL Requirement.

(b) Ensure that at all times the amount of Primary FAL for each Supported Member is at least equal to the product of (x) the highest value of NYOA given by the application of the formula below in respect of any open year of account and that Supported Member multiplied by (y) $100,000,000 (the sum of the Supported Members’ minimum Primary FAL, the “Primary FAL Requirement”):

NYOA	=	SMSPLYOA
AggSMSPLYOA

where:

“SMSPLYOA”	means the member’s syndicate premium limit of the Supported Member for the relevant year of account in respect of the Syndicate; and

“AggSMSPLYOA”	means the aggregate of the members’ syndicate premium limits of the Supported Members for the relevant year of account in respect of the Syndicate;

and “members’ syndicate premium limit” has the meaning given in Lloyd’s Definitions Byelaw (No. 7 of 2005).

(c) Ensure that no part of the Primary FAL of any Supported Member is the subject of any arrangement: (i) whereby it is also included (through interavailability or otherwise) in the Funds at Lloyd’s of any other Member; or (ii) whereby it is or can be applied for any purpose other than meeting losses of that Supported Member.

(d) Use commercially reasonable efforts (i) to ensure that the Primary FAL is applied to the fullest extent possible before any payment is made under (A) any LOC which is included in the Funds at Lloyd’s of any Supported Member or (B) any letter of credit issued under any other LOC Facility which is included in the Funds at Lloyd’s of any Supported Member; and (ii) from time to time on request by the Bank following any change made to the composition of the Funds at Lloyd’s of any Supported Member, to obtain a comfort letter from Lloyd’s, substantially in the form of Exhibit B, with respect to the order of application of Funds at Lloyd’s of each Supported Member.

5.05 Restrictions on Supported Members.

(a) Ensure that no Supported Member is at any time a member of any syndicate at Lloyd’s other than the Syndicate.

(b) Not at any time permit the aggregate underwriting capacity of the Supported Members to be greater than 115% of such capacity on the Closing Date without the prior written consent of the Bank (such consent not to be unreasonably withheld or delayed).

5.06 Control of Supported Members. Ensure that each Supported Member and the Managing Agent are at all times Wholly-owned Subsidiaries of ACE.

5.07 Syndicate Reporting. In addition to the financial reporting required by Section 5.08, (a) promptly, and in any event within 30 days after the request therefor, provide the Bank with such financial information regarding the Syndicate or any Supported Member as the Bank may from time to time reasonably request; and (b) use commercially reasonable efforts to provide the Bank notice of the occurrence of any event or condition that would reasonably be expected to materially increase the likelihood of a Lloyd’s LOC being drawn, provided that ACE’s failure to provide any notice pursuant to this clause (b) shall not constitute a Default or an Event of Default.

5.08 Other Covenants. Comply with all covenants set forth in Article V of the Reimbursement Agreement as if such covenants were set forth in full herein, mutatis mutandis.

5.09 “Know your customer” checks. If:

(a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b) any change in the status of any Loan Party after the date of this Agreement; or

(c) a proposed transfer by the Bank of any of its rights under this Agreement pursuant to Section 7.06(b);

obliges the Bank (or, in the case of clause (c) above, any prospective transferee) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, promptly upon the request of the Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bank (for itself or, in the case of the event described in clause (c) above, on behalf of any prospective transferee) in order for the Bank or, in the case of the event described in clause (c) above, any prospective transferee to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

5.10 Post-Closing Conditions.

(a) Within 30 days after the Closing Date, provide the Bank with evidence that ACE (i) has terminated the unused “Commitments” under and as defined in the Existing FAL Facility Agreement, (ii) has paid all amounts then payable thereunder and (iii) has caused all letters of credit issued thereunder (except to the extent any such letters of credit will continue to be maintained by a financial institution (other than the Bank) acting in its individual capacity) to be replaced.

(b) Within 30 days after the Closing Date (or such longer time as the Bank may agree in writing), (i) execute and deliver the Security Agreement and the Control Agreement and (ii) provide an opinion letter with respect to the Security Agreement and the Control Agreement that is in form and substance, and from counsel, reasonably satisfactory to the Bank.

(c) Notwithstanding anything in this Agreement to the contrary, if ACE is required to collateralize any LOC prior to delivery of the Security Agreement and the Control Agreement as provided in Section 5.10(b), ACE shall deliver cash collateral directly to the Bank to be held by the Bank in an interest bearing account and otherwise on reasonable terms to be specified by the Bank after consultation with ACE until ACE has executed and delivered such Collateral Documents (and pledged the Collateral required thereunder) or the event giving rise to such requirement ceases to exist.

(d) Within 30 days after the Closing Date, cause to be executed and delivered (i) a certificate of the Secretary or Assistant Secretary of each of ACE Capital Limited, ACE Capital IV Limited and ACE Capital V Limited, certifying as to the names and true signatures of the officers or directors of such Person that are authorized to sign the FAL Providers’ Agreement on its behalf and (ii) certified copies of the resolutions of the Board of Directors of each of ACE Capital Limited, ACE Capital IV Limited and ACE Capital V Limited approving the execution and delivery of the FAL Providers’ Agreement.

ARTICLE VI.

EVENTS OF DEFAULT

6.01 Events of Default and their Effect. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) ACE shall fail to pay any reimbursement obligation in respect of any LOC Disbursement when and as the same shall become due and payable; or ACE shall fail to pay any other amount payable by ACE under any Loan Document within five Business Days after the same becomes due and payable;

(b) Any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made;

(c) (i) ACE shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (solely with respect to ACE and any Subsidiary Guarantor), 5.02, 5.03(a) or 5.04 of the Reimbursement Agreement as incorporated herein by reference; (ii) ACE shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) of the Reimbursement Agreement if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to ACE by the Bank; or (iii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained or incorporated by reference herein or contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer of ACE becomes aware of such failure or (B) written notice thereof shall have been given to ACE by the Bank;

(d) This Agreement or any other Loan Document shall cease to be in full force and effect with respect to any Loan Party thereto; or any Loan Party shall contest in any manner the validity or binding effect of this Agreement or any other Loan Document;

(e) Any Collateral Document shall cease to be in full force and effect with respect to any Loan Party which is a party to it except where the aggregate Collateral Value required to be maintained is zero; or any Loan Party shall contest in any manner the validity or binding effect of any Collateral Document;

(f) Any Supported Member, the Managing Agent, or any Subsidiary Guarantor shall cease to be a Wholly-owned Subsidiary of ACE;

(g) The Managing Agent, the Syndicate or any Supported Member is in breach of any rule, regulation, requirement or guideline imposed upon it by Lloyd’s and such breach would reasonably be expected to have a material adverse effect on the business, condition, operations or properties of ACE and its Subsidiaries, taken as a whole;

(h) Any “Event of Default” (under and as defined in the Reimbursement Agreement) shall occur and be continuing under Section 6.01(f), (g), (h), (j), (k) or (l) of the Reimbursement Agreement;

(i) Any event of the type described in Section 6.01(f) of the Reimbursement Agreement shall occur with respect to the Reimbursement Agreement; provided that for purposes of this Section 6.01(i) only, the references to “Reimbursement Agreement” herein shall include any modifications or amendments to the Reimbursement Agreement as in effect on any determination date;

(j) At any time it is or becomes unlawful for any Loan Party to perform or comply with any of its material obligations hereunder or under any other Loan Document or any court or arbitrator or any governmental body, agency or official which has jurisdiction in the matter shall decide, rule or order that any material provision of any of the Loan Documents is invalid or unenforceable;

(k) The registration of either Subsidiary Guarantor as an insurer shall be revoked, suspended or otherwise have restrictions or conditions placed upon it and such event would reasonably be expected to have a Material Adverse Effect on the interests of the Bank under the Loan Documents;

(l) The Loan Parties shall fail to deliver Collateral when required pursuant to Section 2.11(b) or (c) or as otherwise specified in the Loan Documents, or any Collateral Document shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid, perfected and first priority Lien on any material portion of the Collateral; provided that if the Collateral Value of the Collateral falls below any amount required to be maintained pursuant to any Loan Document at any time (the “Required Value”), such circumstance shall not constitute an Event of Default if the Collateral Value of the Collateral is restored to the Required Value within five Business Days of notification by the Bank of such failure or, if earlier, within five Business Days of any Loan Party becoming aware of such failure;

(m) In the event that the Loan Parties are required to provide and maintain Collateral pursuant to Section 2.11(b) or (c), the Custodian fails to observe or perform any material provision of the Control Agreement and such failure, if in the reasonable opinion of the Bank is capable of remedy, is not remedied within 30 days after notice thereof has been given to the Custodian by ACE or by the Bank;

then, and in any such event, the Bank may, by notice to ACE, (i) terminate the Commitment; and/or (ii) declare all amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Commitment shall terminate and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by ACE; and/or (iii) demand that ACE provide Collateral pursuant to Section 6.02; provided that in the event of an actual or deemed entry of an order for relief with respect to ACE under the Bankruptcy Code, (x) the Commitment shall automatically terminate, (y) all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by ACE and (z) the obligation of ACE to provide Collateral pursuant to Section 6.02 shall automatically become effective.

6.02 Collateralization upon Default. If any Event of Default shall have occurred and be continuing, the Bank may, whether before or after taking any action described in Section 6.01, demand that ACE provide and so long as such circumstance continues shall maintain Collateral with an aggregate Collateral Value not less than the Stated Amount of all outstanding LOCs. Upon the drawing under any LOC, the Bank may apply the Collateral to reimburse the Bank for such drawing, to the extent permitted by applicable law.

ARTICLE VII.

MISCELLANEOUS

7.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by ACE therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank (and, in the case of an amendment, ACE), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including facsimile or e-mail) and mailed or sent to the applicable party at its address set forth below its signature hereto. All such notices and communications shall be effective (a) if mailed, three Business Days after the date deposited in the mail, (b) if sent by messenger or courier, when delivered, or (c) if sent by facsimile or e-mail, when the sender receives electronic confirmation of receipt, except that (i) notices and communications to the Bank pursuant to Article II, shall not be effective until received by the Bank; and (ii) any notice or other communication received at a time when the recipient is not open for its regular business shall be deemed received one hour after such recipient is again open for its regular business.

7.03 No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

7.04 Costs and Expenses; Indemnification.

(a) ACE agrees to pay on demand all reasonable and documented costs and expenses of the Bank on a full indemnity basis together with any VAT thereon incurred in or in connection with (i) (A) the preparation, execution, delivery, administration, modification and amendment of the Loan Documents or (B) addressing any Default, in each case including the reasonable and documented fees and disbursements of a single counsel for the Bank and the lenders under the other LOC Facilities; and (ii) the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, including the reasonable and documented fees and disbursements of counsel for the Bank.

(b) ACE agrees to indemnify and hold harmless the Bank and its Affiliates and the officers, directors, employees, agents and advisors of any of the foregoing (each an “Indemnified Party”) from and against all claims, damages, losses, liabilities and expenses (including reasonable and documented fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, the actual or proposed use of the LOCs, the other Loan Documents or any transaction contemplated hereby or thereby, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of an Indemnified Party; provided that ACE shall only be obligated to pay the fees and expenses of a single counsel for the Indemnified Parties unless, and to the extent that, such counsel reasonably determines that a conflict requires the engagement of additional counsel. In the case of any investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by ACE, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. ACE also agrees not to assert any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, any other Loan Document, any transaction contemplated hereby or thereby or the actual or proposed use of any LOC.

(c) ACE agrees to indemnify the Bank against any reasonable cost or loss it may suffer or incur as a result of its issuing or making arrangements to issue an LOC requested by ACE hereunder but not issued by reason of the operation of any one or more of the provisions hereof.

(d) Without prejudice to the survival of any other agreement of ACE hereunder or under any other Loan Document, the agreements and obligations of ACE contained in Section 2.07 and this Section 7.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any other Loan Document.

7.05 Right of Set-off. Upon all amounts payable under this Agreement and the other Loan Documents becoming forthwith due and payable (upon maturity or pursuant to

Section 6.01), the Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank or such Affiliate to or for the credit or the account of ACE against any obligations of ACE now or hereafter existing under the Loan Documents, irrespective of whether the Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The Bank agrees promptly to notify ACE after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank and its Affiliates under this Section 7.05 are in addition to any other rights and remedies (including other rights of set-off) that the Bank and its Affiliates may have.

7.06 Binding Effect. This Agreement shall become effective when it shall have been executed by ACE and the Bank and thereafter shall be binding upon and inure to the benefit of ACE and the Bank and their respective successors and assigns, except that neither party shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the other party (except (a) in the case of ACE, to the extent provided in clause (x) of Section 2.01 and (b) in the case of the Bank, (i) to the extent provided in the last sentence of Section 2.02(a) and (ii) at any time after termination of the Commitment (by acceleration or otherwise), the Bank may assign its rights to payment hereunder (but not its obligations with respect to any outstanding LOC) to any Qualifying Bank, provided that such assignee has delivered a certificate to the Bank and ACE confirming that it is a Qualifying Bank.

7.07 Sub-participation. Notwithstanding Section 7.06, the Bank shall be entitled to enter into a sub-participation arrangement with any other Qualifying Bank under which that Qualifying Bank will make payment to the Bank in the event of any LOC Disbursement; provided that (a) the Bank shall give notice thereof to ACE, (b) no such bank or other Person shall have any rights hereunder, (c) ACE shall continue to deal solely and directly with the Bank and (d) the proposed sub-participant has delivered a certificate to the Bank and ACE confirming that it is a Qualifying Bank.

7.08 Currency of Account and Payments. The Dollar is the currency of account and payment for any sum payable by ACE hereunder, provided that:

(a) each sum payable by ACE hereunder to reimburse the Bank for a drawing under an LOC shall be made in the currency of such drawing;

(b) each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated;

(c) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

(d) each payment pursuant to Section 2.07 or 2.09 shall be made in the currency specified by the party claiming thereunder; and

(e) any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

7.09 Economic and Monetary Union. If the United Kingdom becomes a participating member state with respect to the Euro, then:

(a) to the extent that any EMU legislation provides that an amount denominated either in Euro or in Sterling and payable within that participating member state by crediting an account of the creditor can be paid by the debtor either in the Euro unit or in Sterling, ACE shall be entitled to pay or repay any such amount payable hereunder either in the Euro unit or in Sterling;

(b) in addition to any method of conversion or rounding prescribed by any EMU legislation, each reference in this Agreement to a fixed amount in a national currency unit to be paid to or by the Bank shall be replaced by a reference to such comparable and convenient fixed amount in the Euro unit as the Bank may from time to time reasonably specify; and

(c) except as expressly provided in this Section 7.09, the Loan Documents shall be subject to such changes of construction or interpretation as the Bank may from time to time reasonably specify to be necessary to reflect the changeover to the Euro in the United Kingdom and to put the parties in the same position, so far as possible, that they would have been in if no change in currency had occurred.

7.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of the Bank expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

7.11 Third Party Rights. A Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

7.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement (or any related agreement, including any amendment hereto or waiver hereunder) by facsimile or e-mail (in a .pdf or similar file) shall be effective as delivery of an original executed counterpart of this Agreement (or such related agreement).

7.13 No Liability of the Bank. ACE assumes all risks of the acts or omissions of any beneficiary or transferee of any LOC with respect to its use of such LOC. Neither the Bank nor any of its officers, directors, employees or agents shall be liable or responsible for: (a) the use that may be made of any LOC or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Bank against presentation of documents that do not strictly comply with the terms of an LOC, including failure of any documents to bear any reference or adequate reference to the LOC; or (d) any other circumstances whatsoever in making or failing to make payment under any LOC; provided that ACE shall have a claim against the Bank, and the Bank shall be liable to ACE, to the extent of any direct, but not consequential, damages suffered by ACE resulting from (i) the Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any LOC comply with the terms of such LOC or (ii) the Bank’s willful failure to make lawful payment under an LOC after the presentation to it of a draft and certificates strictly complying with the terms and conditions of such LOC. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

7.14 Confidentiality. The Bank shall not disclose any Confidential Information to any Person without the consent of ACE, other than (a) to the Bank’s Affiliates and its and their officers, directors, employees, agents and advisors, and to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, in each case on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating the Bank or pursuant to any request of any self-regulatory body having or claiming authority to regulate or oversee any aspect of the Bank’s business or that of any of its Affiliates, (d) subject to a written agreement containing provisions substantially the same as those of this Section, to any other bank or other Person with which the Bank enters or proposes to enter into a sub-participation arrangement as described in Section 7.07 and (e) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall agree to preserve the confidentiality of any Confidential Information received by it from the Bank and such disclosure otherwise complies with Regulation FD (with respect to any Confidential Information) under the Securities Exchange Act of 1934

7.15 Currency Indemnity. If, for the purposes of making or filing any claim of proof against any Loan Party, obtaining any order or judgment in any court or other tribunal or enforcing any order or judgment given or made in relation thereto or taking any action in exercise of its rights under the Loan Documents, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which, in accordance with its normal banking procedures, the Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given or such conversion is otherwise required to be made. The obligation of ACE in respect of any such sum due from it to the Bank hereunder shall, notwithstanding any judgment or other obligation in a currency (the “Obligation Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be or that is otherwise due in the Obligation Currency, the Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Obligation Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Bank in the Agreement Currency, ACE agrees, as a separate obligation and notwithstanding any such judgment or other determination, to indemnify the Bank against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Bank in such currency, the Bank agrees to return the amount of any excess to ACE (or to any other Person who may be entitled thereto under applicable law).

7.16 Jurisdiction, Etc. (a) Each party hereto irrevocably and unconditionally (i) submits, for itself and its property, to the nonexclusive jurisdiction of the courts of England, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment with respect thereto; (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in the courts of England and (iii) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any jurisdiction.

(b) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in the courts of England; and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) ACE irrevocably appoints ACE INA Services UK Limited with offices on the Closing Date at ACE Building, 100 Leadenhall Street, London, England, EC3A 3BP, as its agent to receive, accept and acknowledge for and on its behalf service of any legal process, summons, notice and document that may be served in any action or proceeding described above. If for any reason such agent shall cease to be available to act as such, ACE agrees to promptly designate a new agent satisfactory to the Bank in London, England, to receive, accept and acknowledge for and on its behalf service of any legal process, summons, notice or document that may be served in any such action or proceeding. If ACE shall fail to designate such new agent, service of process in any such action or proceeding may be made on ACE by the mailing of copies thereof by express or overnight mail or courier, postage prepaid, to ACE at its address set forth below its signature hereto.

7.17 Governing Law. This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement shall be governed by, construed and take effect in accordance with, English law.

7.18 Certain Swiss Withholding Tax Matters. The Bank agrees that it will, and will cause any Person to which it sells any sub-participation to, promptly notify ACE if for any reason it ceases to be a Qualifying Bank. Without limiting the foregoing, if at any time ACE reasonably believes that the Bank’s status for Swiss Withholding Tax purposes has changed, then ACE may request that the Bank (and the Bank agrees that under such circumstances it will) promptly confirm whether it is a Qualifying Bank or a Non-Qualifying Bank.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACE LIMITED

By:
Name:	Paul Medini
Title:	Chief Accounting Officer

By:
Name:	Philip Bancroft
Title:	Chief Financial Officer

Address:
Bärengasse 32
CH-8001 Zürich
Switzerland
Fax: +41 (0) 43 456 76 01

ING BANK N.V., LONDON BRANCH

By:
Name:
Title:

Address:
60 London Wall
London EC2M 5TQ
United Kingdom

EXHIBIT A

Form of Deed of Subsidiary Guarantee

THIS DEED OF SUBSIDIARY GUARANTEE (this “Guarantee”) is executed as of November 18, 2010 by each of ACE BERMUDA INSURANCE LTD. and ACE TEMPEST REINSURANCE LTD. (collectively, the “Guarantors”), for the benefit of ING BANK N.V., LONDON BRANCH (the “Bank”). Capitalized terms used but not defined herein have the respective meanings set forth in the Facility Agreement referred to below, and the rules of interpretation set forth in Section 1.02 of the Facility Agreement shall apply herein as if fully set forth herein, mutatis mutandis.

RECITALS

WHEREAS, pursuant to the Facility Agreement dated as of even date herewith (the “Facility Agreement”), between ACE Limited (“ACE”) and the Bank, the Bank has agreed to issue LOCs for the account of ACE and its Wholly-owned Subsidiaries; and

WHEREAS, each of the Guarantors will benefit from the issuance of LOCs pursuant to the Facility Agreement and is willing to guarantee the Guaranteed Obligations (as defined below) as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor agrees as follows:

1.01 The Guarantee.

(a) Each Guarantor hereby jointly and severally, unconditionally, absolutely and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all amounts payable by ACE under or in connection with the Loan Documents (including any upfront fee payable pursuant to any fee letter between ACE and the Bank), including the principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on reimbursement obligations and Advances owing by ACE pursuant to the Facility Agreement with respect to LOCs, and all fees, expenses, indemnities or any other obligations, whether now existing or hereafter incurred, created or arising and whether direct or indirect, absolute or contingent, or due or to become due (collectively, the “Guaranteed Obligations”). Upon failure by ACE to pay punctually any Guaranteed Obligation, each Guarantor agrees to pay forthwith on demand the amount not so paid at the place and in the manner specified in the Facility Agreement as if it was a principal obligor. Any amount payable hereunder shall be paid in the currency due under the Facility Agreement.

(b) Each Guarantor, and by its acceptance of this Guarantee, the Bank, hereby confirms that it is the intention of all such Persons that this Guarantee and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guarantee and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Bank and the

Exh. A-1

Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guarantee at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor jointly and severally, unconditionally and irrevocably agrees with the Bank that if any obligation guaranteed by it is or becomes void, voidable, unenforceable, invalid, illegal, or ineffective it will, as an independent and primary obligation, indemnify the Bank immediately on demand against any cost, loss or liability it incurs as a result of ACE not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the Loan Documents on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Guarantee if the amount claimed had been recoverable on the basis of a guarantee.

1.02 Guarantee Unconditional. The obligations of each Guarantor under this Guarantee shall be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other obligor under any of the Loan Documents, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any of the Loan Documents;

(c) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Loan Documents;

(d) any change in the corporate existence, structure or ownership of any obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Loan Documents;

(e) the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Bank or any other Person, whether in connection with any of the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Loan Documents, including any law affecting compliance with Section 2.03(d) or Section 2.09(a) of the Facility Agreement;

(g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation of the Bank’s rights with respect thereto; or

(h) any other act or omission to act or delay of any kind by any obligor, the Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of

Sch. A-2

this clause (h), constitute a legal or equitable discharge of or defense to the obligations of either Guarantor under this Guarantee.

1.03 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Guarantee shall remain in full force and effect until the Commitment of the Bank under the Facility Agreement shall have terminated, no LOCs shall be outstanding and all amounts payable by the other Loan Parties under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any reimbursement obligation, Advance or any other amount payable by any Loan Party under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Loan Party or otherwise, each other Loan Party’s obligations under this Guarantee, as applicable, with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

1.04 Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any right it may have of first requiring the Bank to make any demand of ACE or proceed against or enforce any other rights or security or claim payment from any Person or make or file any claim or proof in a winding-up or dissolution of ACE before claiming from that Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of the Loan Documents to the contrary.

1.05 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Loan Party, or any other guarantor that arise from the existence, payment, performance or enforcement of such Loan Party’s obligations under or in respect of this Guarantee or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Bank against any other Loan Party or any other guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable under this Guarantee shall have been paid in full in cash, no LOCs shall be outstanding and the Commitment of the Bank under the Facility Agreement shall have expired or been terminated. If any amount shall be paid to either Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all amounts payable under this Guarantee, and (b) the Final Expiration Date, such amount shall be received and held in trust for the benefit of the Bank, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Bank in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any amounts payable under this Guarantee thereafter arising. If (i) any Guarantor shall make payment to the Bank of all or any amounts payable under this Guarantee, (ii) all amounts payable under this Guarantee shall have been paid in full in cash, and (iii) the Final Expiration Date shall have occurred, the Bank will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty,

Sch. A-3

necessary to evidence the transfer by subrogation to such Guarantor of an interest in the obligations resulting from such payment made by such Guarantor pursuant to this Guarantee.

1.06 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Loan Party under any of the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of such Loan Party, all such amounts otherwise subject to acceleration under the terms of the Facility Agreement shall nonetheless be payable by the other Loan Parties under this Guarantee forthwith on demand by the Bank.

1.07 Continuing Guarantee; Assignments. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all amounts that are or may become payable under this Guarantee; and (ii) the Final Expiration Date, notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or discharge in whole or in part, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Bank and its successors and permitted assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, upon the effectiveness of any assignment by the Bank made in accordance with the requirements of Section 7.06 of the Facility Agreement of all or any portion of the Bank’s rights and obligations under the Facility Agreement, such assignee shall become vested with all the benefits in respect thereof granted to the Bank herein or otherwise. Notwithstanding the foregoing, no Guarantor may, without the prior written consent of the Bank, assign any of its rights or obligations under this Guarantee.

1.08 Representations and Warranties. Each Guarantor represents and warrants to the Bank that:

(a) such Guarantor has received, or will receive, direct or indirect benefit from the making of this Guarantee and the Guaranteed Obligations;

(b) such Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of the other Loan Parties; however, such Guarantor is not relying on such financial condition as an inducement to enter into this Guarantee;

(c) no Loan Party or any other Person has made any representation, warranty or statement to such Guarantor in order to induce such Guarantor to execute this Guarantee;

(d) as of the date hereof, each Guarantor is, individually and together with its Subsidiaries, Solvent (as defined in the Reimbursement Agreement); and

(e) the representations and warranties made by each Guarantor herein shall survive the execution hereof.

1.09 Miscellaneous.

(a) Notices, Etc. All notices and requests hereunder shall be given in accordance with Section 7.02 of the Facility Agreement and sent to the applicable party at its address set forth below it signature hereto, or at such other address as such party may, by written notice to the other parties, have designated as its address for such purpose.

Sch. A-4

(b) Governing Law. This Guarantee and all non-contractual obligations arising in any way whatsoever out of or in connection with this Guarantee shall be governed by, construed and take effect in accordance with, English law.

(c) Incorporation of Certain Provisions. Sections 7.01, 7.03, 7.10, 7.12, 7.15 and 7.16 of the Facility Agreement shall apply hereto as if fully set forth herein, mutatis mutandis (it being understood that references therein to “this Agreement” or “the Loan Documents” are references to this Guarantee).

[Remainder of page intentionally left blank.]

Sch. A-5

This document has been executed as a deed and is delivered and takes effect as of the date first above written.

ACE BERMUDA INSURANCE LTD.

By:
Name:	George Rees Fletcher
Title:	Director, Deputy Chairman, President and
Chief Executive Officer

By:
Name:
Title:

Address: P.O. Box HM 1015 Hamilton HM DX Bermuda Attention: Treasury Facsimile: (441) 295-3996

Sch. A-6

ACE TEMPEST REINSURANCE LTD.

By:
Name:	David Drury
Title:	Director, Chairman and Chief
Executive Officer

By:
Name:	George Rees Fletcher
Title:	Director

Address: P.O. Box HM 2702 Hamilton HM KX Bermuda Attention: Treasury Facsimile: (441) 295-3996

Sch. A-7

EXHIBIT B

Form of Comfort Letter

[Lloyd’s letterhead]

Dear Sir/Madam

I understand that ACE Limited, on behalf of itself and                      (the “Corporate Members”), has procured or may procure the provision to Lloyd’s of one or more letters of credit (“LOCs”) to form part of their Funds at Lloyd’s.

You have asked whether, in the event of monies having to be applied out of a Corporate Member’s Funds at Lloyd’s, the LOCs and other Funds at Lloyd’s of such Corporate Member may be drawn down in a pre-determined order whereby:

(a)	any drawdown on an LOC would not be made until such time as all other of such Corporate Member’s Funds at Lloyd’s had been applied; and

(b)	thereafter, if such Corporate Member has two or more LOCs included in its Funds at Lloyd’s, any drawdown under those LOCs will be effected on a pro rata basis (that is, the amount of the drawdown under each LOC will be the same percentage of the total outstanding amount available to be drawn down under such LOC).

As you are aware, the LOCs are held by Lloyd’s in its capacity as trustee under the terms of a Security and Trust Deed (substantially in the form STD (GEN) (10)) entered into by each Corporate Member. Any decision to draw down on any LOC involves an exercise of discretion in the light of the circumstances prevailing at the relevant time, and thus no binding undertaking can be given now.

However, I can confirm that at the time of considering the drawdown of a Corporate Member’s Funds at Lloyd’s, Lloyd’s would take into account the requested order of drawdown set out in the second paragraph of this letter.

For the avoidance of doubt, Lloyd’s shall not be responsible to you or any other person for any losses incurred by you or such other person as a consequence of acting in reliance upon this letter.

Yours faithfully,

Exh. B-1